                     [OLSEN THIELEN & CO., LTD. LETTERHEAD]


                                                                      EXHIBIT 16

September 11, 1998

Securities and Exchange Commission
Washington, DC 20549

Gentlemen:

We were previously principal accountants for Eye Technology, Inc. and on April 13, 1998 we reported on the consolidated financial statements of Eye Technology, Inc. and Subsidiaries as of and for the two years ended December 31, 1997. On September 4, 1998 we were dismissed as principal accountants of Eye Technology, Inc. We have read Eye Technology, Inc.'s statements included under Item 4 of its Form 8-K for September 4, 1998 and we agree with such statements.

Very truly yours,

/s/ OLSEN THIELEN & CO., LTD.
Olsen Thielen & Co., Ltd.